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Exhibit 10.6

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of March 11, 2003, by and between Tucows.com Co., a Nova Scotia corporation (the "Corporation"), and Graham Morris (the "Executive").

        WHEREAS, the Executive is employed by the Corporation as Chief Operating Officer; and

        WHEREAS, the terms and conditions of the Executive's employment are currently set forth in that certain Executive Compensation Agreement between the Executive and Tucows International Corporation, a former subsidiary of the Corporation, dated as of September 5th 2000, that was assumed by the Corporation (the "Predecessor Agreement"); and

        WHEREAS, the Corporation and the Executive have agreed upon revised terms and conditions for the Employee's continued employment with the Corporation, which revised terms and conditions are set forth in this Agreement and are intended to supersede and replace the Predecessor Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, the parties agree as follows:

        1. TERM

        The Corporation shall employ the Executive for an indefinite term subject to any termination provisions that form part of this Agreement.

        2. DUTIES

        The Executive shall serve the Corporation in the capacity of Chief Operating Officer ("COO"). He will report to the Chief Executive Officer of the Corporation, as appointed by the Board of Directors, and shall perform such duties and exercise such powers of the position of COO.

        Without limitation of the foregoing, the Executive shall:

          (a)   devote his best efforts during normal business hours to the business and affairs of the Corporation and Tucows Inc., a Pennsylvania corporation and the ultimate parent corporation of the Corporation ("Tucows") and Tucows' subsidiaries (collectively with Tucows and the Corporation, the "Tucows Companies");

          (b)   perform those duties that may reasonably be assigned to the Executive diligently and faithfully to the best of the Executive's abilities and in the best interests of the Tucows Companies; and

          (c)   use his best efforts to promote the interests and goodwill of the Tucows Companies.

        The Executive acknowledges that these duties supersede any previous duties or responsibilities of the Executive under any previous contracts, including the Predecessor Agreement.

        3. REMUNERATION

        The intent of this Agreement is to entitle the Executive to an annual compensation package for his services considering the role and performance of the Executive and the size and stage of development of the Tucows Companies, which is equal to the higher of (a) fair market value or (b) to the extent compensation levels for comparable senior executives of the Corporation exceed fair market value, the compensation levels of such comparable senior executives. Such fair market compensation is to be comprised of a base salary, annual bonuses, options and other perquisites of office, and is to be exclusive and not considerate of share dividends and other corporate benefits which executives receive in their capacity as shareholders.

        (a) Base Salary

        The annual base salary payable to the Executive for his services hereunder shall initially be at a rate of Cdn$187,500 commencing on January 1, 2003 which amount shall be exclusive of bonuses, options, share dividends, benefits and other compensation. The base salary shall be paid on the normal payroll cycle of the Corporation.

        (b) Compensation Review

        The Executive's compensation shall be reviewed annually by the Compensation Committee of the Board of Directors of Tucows within three months of the Corporation's year-end and any adjustment resulting from such review will be effective from the year end date.

        (c) Bonus Structure

        The Executive will be entitled to participate as appropriate in any bonus plan for senior executive employees that the Corporation may institute from time to time.

        (d) Employee Benefits

        The Executive shall be entitled to participate in all of the Corporation's benefit plans made generally available to its senior executive employees from time to time in accordance with the terms thereof at the Corporation's expense. The Corporation will pay the benefit premiums, excluding long term disability.

        (e) Car Allowance and Parking Space

        The Corporation shall pay to the Executive a monthly car allowance of Cdn$500 plus taxes. The Corporation shall also provide the Executive with a parking space at the Corporation's office in which the Executive is primarily working, at its expense.

        (f) Vacation

        During the term of this Agreement, the Executive shall be entitled to four weeks vacation annually. Such vacation shall be taken at a time or times acceptable to the Corporation having regard to its operations.

        (g) Change in Control Benefits

        (1) As used herein the following words and phrases shall have the following respective meanings unless the context indicates otherwise:

  (a)
  Board. The Board of Directors of Tucows.

  (b)
  Cause. "Cause" shall be determined by the Board in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

  (1)
  The Executive's conviction (or plea of guilty or nolo contendere) for committing an act of fraud, embezzlement, theft or other act constituting a felony; or

  (2)
  The Executive's willful failure or refusal to perform the duties and responsibilities of his position, which failure or refusal is not cured within 30 days of receiving a written notice thereof from the Board.

  (c)
  Change in Control. "Change in Control" shall mean:

  (1)
  The acquisition, other than from Tucows, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than (i) Tucows, a Subsidiary or any of their respective benefit plans or affiliates (within the meaning of Rule 144 under the Securities

      Act of 1933, as amended), or (ii) STI Ventures N.V. or any entity controlled by, or under common control with, STI Ventures N.V.) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of Tucows (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Tucows entitled to vote generally in the election of directors of Tucows (the "Company Voting Securities"); or

    (2)
    Individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date of this Agreement whose election or nomination for election by the Tucows' shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Tucows; or

    (3)
    Approval by the shareholders of Tucows of a reorganization, merger or consolidation or similar form of corporate transaction, involving Tucows or any of its Subsidiaries (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

    (4)
    (A) Approval by the shareholders of Tucows of a complete liquidation or dissolution of Tucows or (B) sale or other disposition of all or substantially all of the assets of Tucows other than to a company with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

  (d)
  Date of Termination. The effective date of the Executive's termination of employment with the Corporation.

  (e)
  Good Reason. Without the Executive's express written consent, the occurrence of any one or more of the following after a Change in Control:

  (1)
  The Executive's position, management responsibilities or working conditions are diminished from those in effect immediately prior to the Change in Control, or the Executive is assigned duties inconsistent with his position;

    (2)
    The Corporation or any Successor requires the Executive to be based at a location in excess of 30 miles from the Executive's principal job location or office immediately prior to the Change in Control, except for required travel on the Corporation's or Successor's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control;

    (3)
    The Corporation or any Successor reduces the Executive's base compensation, or materially reduces the Executive's compensation and benefits taken as a whole, from those in effect immediately prior to the Change in Control; or

    (4)
    The Corporation fails to obtain a satisfactory agreement from any Successor to assume and agree to perform the Corporation's obligations to the Executive under this Agreement, as contemplated in Section 3(g)(5) herein.

    The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's (A) incapacity due to physical or mental illness or (B) continued employment for less than 90 days following the occurrence of (or, if later, the Executive's gaining knowledge of) any event constituting Good Reason herein.

  (g)
  Subsidiary. Any corporation or other entity (other than Tucows) in any unbroken chain of corporations or other entities, beginning with Tucows, if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

  (h)
  Successor. Another corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of Tucows.

        (2) In the event a Change in Control occurs and (1) if within 18 months thereafter, the Executive's employment with the Corporation or a Subsidiary or any Successor shall terminate either (a) by action of the Corporation or a Subsidiary or any Successor without Cause or (b) by reason of the Executive's resignation from such employment for Good Reason or (2) the Executive tenders his resignation from such employment with or without Good Reason within the 30-day period immediately following the date that is six months after the effective date of the Change in Control, the Executive shall be entitled to the following benefits (in addition to any benefits that would otherwise be payable under Section 5):

  (a)
  a lump sum payment in immediately available funds payable on the Date of Termination or as soon as practical after the Date of Termination (the "Change in Control Bonus Payment"). The Change in Control Bonus Payment will be based upon the fair market value of Tucows on the effective date of the Change in Control as determined by the Board in the exercise of good faith and reasonable judgment taking into account, among other things, the nature of the Change in Control and the amount and type of consideration, if any, paid in connection with the Change in Control. Appendix 1 to this Agreement provides the Change in Control Bonus Payment for the Executive.

  (b)
  any and all stock options and stock-based rights held by the Executive on the Date of Termination shall be immediately and fully vested and exercisable as of the Date of Termination. All stock options and stock-based rights held by the Executive on the Date of Termination shall be administered in accordance with the terms of the applicable plans and agreements; provided, that the foregoing provision for accelerated vesting shall, while this Agreement continues in effect, be deemed part of any grant agreement or grant instrument governing any stock options or stock-based rights granted to the Executive, with any such grant agreement or grant instrument entered into before the date of this Agreement being deemed to have been amended as of the date of this Agreement to provide therefor.

        (3) The benefits described in Section 3(g)(2) above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to the Executive following termination, including but not limited to accrued vacation or sick pay amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.

        (4) Upon a Change in Control, the Corporation's obligations to provide the benefits described in Section 3(g)(2) above shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation, Tucows or any of its Subsidiaries may have against the Executive.

        (5) The change in control benefits described in this Agreement shall bind any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Corporation would be obligated under the Agreement if no succession had taken place. In the case of any transaction in which a Successor would not by the foregoing provision or by operation of law be bound by the Agreement, the Corporation or Tucows shall require such Successor expressly and unconditionally to assume and agree to perform the Corporation's obligations under this Agreement, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

        (h) D&O insurance and Indemnity

        The Executive will be an "officer" of the Corporation who will be covered under the Corporation's or Tucows' D&O insurance policy. To the extent that the corporation lacks sufficient insurance to fully indemnify the Executive (e.g., does not have D&O insurance), the Corporation agrees that it shall indemnify the Executive with regard to legal defense costs and liability costs. For greater certainty, the Corporation will pay the legal fees when presented with an invoice rather than requiring Executive to pay same and claim reimbursement. The Corporation shall have the right to choose whether or not to defend or settle and to appoint counsel of its choice.

        4. EXPENSES

        The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out his duties hereunder. For all such expenses the Executive shall furnish to the Corporation originals of all invoices or statements in respect of which the Executive seeks reimbursement.

        5. TERMINATION

        (a) Death or Disability

        In the event of permanent disability or death of the Executive, this Agreement may be terminated by the Corporation by notice to the Executive. The Executive is deemed to have become permanently disabled if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform the Executive's duties for nine consecutive months. The term "any year of the employment period" means any period of 12 consecutive months during the employment period.

        (b) For Cause

        The Corporation may terminate the employment of the Executive at any time for Cause without payment of any compensation either by way of anticipated earnings or damages of any kind or payment in lieu of notice. In the event that the Corporation wishes to terminate the Executive's employment for

Cause, the Corporation will provide the Executive with written notice of the circumstances that entitle the Corporation to so terminate the Executive.

        (c) Without Cause

        The Corporation may terminate the employment of the Executive without Cause at any time upon 30 days' prior written notice to the Executive. In the event of such termination, the Executive shall be entitled to payment of: (i) all compensation due through the Date of Termination (including a pro rata payment of bonuses earned) and (ii) a termination sum in the amount of six months compensation plus one month's compensation for each year of service. For this purpose, compensation is defined as including, but not limited to, base salary, vacation pay, and car allowance, and options which vest during the severance in lieu of notice period. The Corporation shall not be entitled to provide notice in lieu of the termination compensation. Furthermore, the termination compensation sum is payable forthwith after termination, whether or not the Executive seeks or finds alternative employment within any set time period after termination. Termination compensation will be payable in equal installments over six months if Executive is satisfied, in his discretion, acting reasonably, that there is adequate security to ensure that the compensation will in fact be paid in full. The Corporation will also continue to provide medical and dental coverage under all applicable plans for the Executive and all entitled beneficiaries for the same period.

        (d) By Executive

        The Executive may terminate this Agreement upon providing the Corporation with three months notice in writing of his intention to do so.

        6. INTELLECTUAL PROPERTY RIGHTS

        The Corporation shall be the owner of all work products created by the Executive or in which the Executive assisted in the creation during the course of his employment with the Corporation. All intellectual property rights in such work products, including all patents, trademarks, copyrights, trade secrets and industrial designs, shall be the exclusive property of the Corporation.

        In the event that the Executive acquires any rights or interests in the work products or in any intellectual property rights relating to the work products, the Executive hereby assign all such right and interests to the Corporation. The Corporation shall have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trademark registrations, or any other protection in respect of the work products and the intellectual property rights in the work products anywhere in the world. At the expense and request of the Corporation, the Executive shall both during and after his employment with the Corporation, execute all documents and do all other acts necessary to enable the Corporation to protect its rights in such work products and the intellectual property rights in the work products.

        7. NON-COMPETITION

        During the term of this Agreement and for a period of 12 months from the Date of Termination of this Agreement, the Executive hereby covenants and agrees that:

  (a)
  he shall not (without the prior written consent of the Corporation) either directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership or jointly, or in conjunction with any other person as principal, agent, shareholder, employee or in any other manner whatsoever, carry on or be engaged in the principal business carried on by the Tucows Companies as of the date of this Agreement (a "Competitive Business"), or be concerned with or interested in or lend money to, guarantee the debts or obligations of or permit his or its name or any part thereof to be used by any person engaged or concerned with or interested in a Competitive Business within Canada or the United States; and

  (b)
  that he will not (without the prior written consent of the Corporation), (i) divulge to any person the name of any customer or client of the Tucows Companies; (ii) knowingly solicit, interfere with or endeavor to entice away from the Tucows Companies any customer, client or any person in the habit of dealing with the Tucows Companies; and (iii) interfere with or knowingly entice away or otherwise attempt to obtain the withdrawal of any employee of the Tucows Companies.

        The Corporation may apply for or have an injunction restraining breach or threatened breach of the covenants herein contained.

        8. CONFIDENTIALITY

        The Executive acknowledges and agrees that:

  (a)
  in the course of performing his duties and responsibilities as an officer and employee of the Corporation, he has had and will continue to have access to, and has been and will be entrusted with, detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Tucows Companies, including, without limitation, information relating to addresses, preferences, needs and requirements of past, present and prospective clients, customers, suppliers (collectively, "Confidential Information"), the disclosure of any of which to competitors of the Tucows Companies or to the general public, or the use of same by the Executive or any competitor of the Tucows Companies would be highly detrimental to the Tucows Companies' interests;

  (b)
  in the course of performing his duties and responsibilities for the Corporation, the Executive has been and will continue in the future to be a representative of the Corporation to its customers, clients, and suppliers, and as such, has had and will continue in the future to have significant responsibility for maintaining and enhancing the goodwill of the Corporation with such customers, clients and suppliers and would not have, except by virtue of his employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation;

  (c)
  the Executive, as an officer of the Corporation, owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation, and to disclose any conflicts of interest or potential conflicts of interest in writing to the Corporation; and

  (d)
  the Corporation is entitled to protect, by way of injunction or otherwise, its right to (i) maintain the confidentiality of its Confidential Information, (ii) preserve the goodwill of the Corporation, and (iii) the benefit of any relationships that have been developed between the Executive and the customers, clients and suppliers of the Corporation by virtue of the Executive's employment with the Corporation, all of which constitute proprietary rights exclusive to the Corporation.

        9. NO ASSIGNMENT

        The Executive may not assign, pledge or encumber the Executive's interest in this Agreement nor assign any of the rights or duties of the Executive under this Agreement without the prior written consent of the Corporation.

        10. SEVERABILITY

        If any provision of this agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

        11. GOVERNING LAW

        This Agreement shall be governed in accordance with the laws of the Province of Ontario.

        12. SUCCESSORS

        This Agreement shall be binding on and inure to be benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Executive.

        13. NOTICES

        Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service. Notices shall be addressed as follows:

If to the Corporation:
Tucows.com Co. 96 Mowat Avenue Toronto, Ontario M6K 3M1 Canada
If to the Executive:
Mr. Graham Morris 9 Tudor Gate Toronto, Ontario, M2L 1N3

        14. LEGAL FEES FOR DRAFTING

        All legal fees, including any of the Executive's legal fees pertaining to the drafting or interpretation, while the Executive is employed by the Corporation, of this agreement will be at the Corporation's cost.

        15. LEGAL ADVICE

        The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek, and was not prevented nor discouraged by the Corporation from seeking independent legal advice, prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

TUCOWS.COM CO.
Per:	/s/ Elliot Noss Elliot Noss — Chief Executive Officer
/s/ Graham Morris Graham Morris

Appendix 1

Tucows Group
Change-in-Control Bonus
Graham Morris

	Market Capitalization	Bonus $US
Below	29,999,999	—
	30,000,000	187,500
	31,000,000	193,750
	32,000,000	200,000
	33,000,000	206,250
	34,000,000	212,500
	35,000,000	218,750
	36,000,000	225,000
	37,000,000	231,250
	38,000,000	237,500
	39,000,000	243,750
	40,000,000	250,000
	41,000,000	260,000
	42,000,000	270,000
	43,000,000	280,000
	44,000,000	290,000
	45,000,000	300,000
	46,000,000	310,000
	47,000,000	320,000
	48,000,000	330,000
	49,000,000	340,000
	50,000,000	350,000
	51,000,000	360,000
	52,000,000	370,000
	53,000,000	380,000
	54,000,000	390,000
	55,000,000	400,000
	56,000,000	410,000
	57,000,000	420,000
	58,000,000	430,000
	59,000,000	440,000
	60,000,000	450,000
	61,000,000	460,000
	62,000,000	470,000
	63,000,000	480,000
	64,000,000	490,000
	65,000,000	500,000
	66,000,000	533,333
	67,000,000	566,667
	68,000,000	600,000
	69,000,000	633,333
	70,000,000	666,667
	71,000,000	700,000
	72,000,000	733,333
	73,000,000	766,667
	74,000,000	800,000

75,000,000	833,333
76,000,000	866,667
77,000,000	900,000
78,000,000	933,333
79,000,000	966,667
80,000,000	1,000,000

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EMPLOYMENT AGREEMENT